EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES MANAGEMENT AND

DEVELOPMENT AGREEMENTS WITH THE COWLITZ INDIAN TRIBE

UNCASVILLE, CT – September 27, 2004 –The Mohegan Tribal Gaming Authority (the “Authority”), operator of Mohegan Sun, entered into a development agreement (the “Development Agreement”) and a management agreement (the “Management Agreement”) with the Cowlitz Indian Tribe (the “Cowlitz Tribe”), a federally recognized Indian Tribe located in southwestern Washington. According to the Development and Management Agreements, the Authority will assist the Cowlitz Tribe in developing and operating a casino to be located in Clark County, Washington, (the “Project”). The Authority has contributed cash and certain non-exclusive licenses, valued collectively at approximately $3.0 million and has committed to lend up to an additional $3.5 million in connection with development costs and certain land purchase contracts relating to the Project.

Under the terms of the Development Agreement, the Authority will carry out all activities that are necessary to develop the Project, including facilitating the Cowlitz Tribe’s acquisition of land into trust by the United States Department of the Interior, assisting the Cowlitz Tribe in the negotiation of a compact with the State of Washington, negotiating financing of the Project on behalf of the Cowlitz Tribe and administering and overseeing the planning, design, development, and construction of the Project. The Development Agreement provides for certain Development Fees, as defined in the Development Agreement.

The Management Agreement is for a period of seven years during which the Authority will manage, operate, and maintain the planned casino. The Management Agreement also provides for a management fee, as defined in the Management Agreement.

Development of the Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Washington, the United States Department of the Interior accepting land into trust on behalf of the Cowlitz Tribe and the approval of the Management Agreement by the National Indian Gaming Commission.

About the Authority and Mohegan Sun

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”) a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, and the non-exclusive jurisdiction to conduct such activities elsewhere, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the

Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.